June 16, 2000
Banta Corporation
River Place
225 Main St.
Box 8003
Menasha, WI 54952-8003

     Re:  Amendment to Note Purchase and Private Shelf Agreement
          dated as of May 12, 1994
          ------------------------------------------------------

Ladies and Gentlemen:

     Reference is made to that certain Note Purchase and Private Shelf Agreement dated as of May 12, 1994 (as amended from time to time, the "Agreement") between Banta Corporation (the "Company") and The Prudential Insurance Company of America ("Pricoa") and each "Prudential Affiliate" which becomes a party thereto in accordance with the terms thereof (together with Pricoa, collectively referred to as "Prudential"), pursuant to which the Company issued and sold, and Prudential purchased the following Notes:

     (i) 7.62% Series A Notes in the original aggregate principal amount of $25,000,000, due May 13, 2009;

     (ii) 7.98% Series B Notes in the original aggregate principal amount of $25,000,000, due March 7, 2010; and

     (iii) 7.38% Series C Notes in the original aggregate principal amount of $15,000,000, due May 24, 2015.

Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

     The Company now proposes to issue and Prudential has agreed to purchase the Company's 8.05% Series D Notes in the original aggregate principal amount of $50,000,000, due June 16, 2005 (the "Series D Notes"). Consequently, in order to, among other things, facilitate the issuance of the Series D Notes, the Company and Prudential desire to amend the Agreement in accordance with paragraph 11C of the Agreement, subject to the satisfaction of the conditions precedent described below. The parties therefore hereby agrees as follows:

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Banta Corporation
June 16, 2000
Page 2


     SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with its terms, the Agreement is amended as follows:

          1.1 The cover page to the Agreement and paragraph 1B of the Agreement is each hereby amended to delete in its entirety the amount "$40,000,000" appearing therein and to substitute therefor the amount "$115,000,000".

          1.2 Paragraph 2B(2) of the Agreement is amended to delete in its entirety clause (i) thereof and to substitute therefor the following clause: "(i) June 16, 2003, and".

          1.3 The Company and Prudential expressly agree and acknowledge that as of the date hereof (after giving effect to the issuance of the Series D Notes) the Available Facility Amount is $25,000,000. NOTWITHSTANDING THE FOREGOING, THIS AMENDMENT AND THE AGREEMENT HAVE BEEN ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

          1.4 Paragraph 2B(8)(i) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

               "2B(8)(i) Facility Fee. The Company agrees to pay to Prudential in immediately available funds a fee (herein called the `Facility Fee') on each Private Shelf Closing Day in an amount equal to 0.15% of the aggregate principal amount of the Notes sold on such Closing Day, unless the Company shall have requested pursuant to its Request for Purchase that such fee be included in the rate quotes Prudential may provide pursuant to paragraph 2B(4) and such fee is in fact so included. Notwithstanding the foregoing, Prudential and the Company acknowledge and agree that (i) the Facility Fee for the Series A Notes, Series B Notes and Series C Notes has been paid in full by the Company and (ii) a $75,000 structuring fee shall be payable in connection with the Series D Notes and no other issuance fee of any kind (whether a Facility Fee, shelf draw fee, etc.) shall be payable by the Company in connection with the issuance of the Series D Notes."

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Banta Corporation
June 16, 2000
Page 3


          1.5 The Agreement is hereby amended to delete in its entirety paragraph 6A of the Agreement and to substitute the following therefor:

               6A. Most Favored Lender. Unless otherwise specified in writing by the Required Holder(s), from and after June 1, 2000, the Company will not, and will not permit any Subsidiary to, agree to, with or for the benefit of the holder of any other Indebtedness of the Company or any Subsidiary, any financial or restrictive covenants or events of default which are more restrictive than, or in addition to, the financial or negative covenants or Events of Default contained in this Agreement, unless the Company has entered into, or has caused such Subsidiary to enter into, an agreement with the holders of the Notes, in form and substance reasonably satisfactory to the holders of the Notes, whereby such financial or negative covenants or events of default are added to this Agreement for the benefit of the Notes, and any conditions precedent to the effectiveness of such agreement have been satisfied; provided, however, that this paragraph 6A shall not apply to (i) an amendment made to Indebtedness which is outstanding on June 1, 2000 unless such amendment constitutes a refinancing or extension of such Indebtedness and (ii) previously existing Indebtedness of another Person which Indebtedness is either assumed by the Company in connection with an acquisition, or becomes part of the Company's consolidated Indebtedness by virtue of such other Person becoming a Subsidiary of the Company as a result of such acquisition provided that (x) such Indebtedness was not incurred in contemplation of such acquisition or assumption and (y) the aggregate principal amount of such Indebtedness per acquisition or assumption does not exceed $10,000,000.

          1.6 Paragraph 6C(2) of the Agreement is deleted in its entirety and the following is hereby substituted therefor:

               "6C(2) Debt. Create, incur, assume or suffer to exist any Debt except:

               (i)  Debt represented by the Notes,

               (ii) Debt of any Subsidiary to the Company or another Subsidiary,
                    and

               (iii) additional Debt of the Company (other than to a Subsidiary)
                    and of Subsidiaries,

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Banta Corporation
June 16, 2000
Page 4


     provided that (a) Consolidated Debt shall at no time (except as stated in the next sentence) exceed an amount equal to 60% of Total Capitalization and (b) Priority Debt shall at no time exceed the lesser of (1) 25% of Consolidated Net Worth and (2) 10% of Consolidated Net Worth plus Debt described in clause (iv) of paragraph 6C(1). In the event that the Company incurs Debt in connection with an acquisition which causes Consolidated Debt to exceed 60% of Total Capitalization, then no Default or Event of Default shall exist under this Agreement for the 120 day period following such acquisition if and only if (x) the ratio of Consolidated Debt to EBITDA (determined as of the end of each fiscal quarter for the rolling four quarter period then ending) does not exceed 2.50 to 1.00 at any time during such 120 day period and (y) Consolidated Debt does not exceed 65% of Total Capitalization at any time during such 120 day period."

          1.7 Paragraph 10B of the Agreement is amended to delete in their entirety the defined terms "Consolidated Tangible Net Worth" and "Tangible Capitalization" appearing therein and to add to such paragraph 10B of the Agreement the following defined terms in appropriate alphabetical order:

               "Consolidated Debt" shall mean, without duplication, Current Debt and Funded Debt of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied.

               "Consolidated Net Income" shall mean, with respect to any period, consolidated net income of the Company and its Subsidiaries for such period determined in accordance with generally accepted accounting principles consistently applied.

               "Consolidated Net Worth" shall mean, as of any time of determination thereof, the excess of (i) the sum of (a) the par value (or value stated on the books of the Company) of the outstanding capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (b) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, over
          (ii) the sum of treasury stock, minority interests and any other contra-equity accounts other than Intangible Assets.

               "Consolidated Tangible Net Worth" shall mean, as of any time of determination thereof, Consolidated Net Worth minus, to the extent included therein, Intangible Assets.

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Banta Corporation
June 16, 2000
Page 5


               "EBITDA" shall mean, with respect to any period, Consolidated Net Income for such period, plus, to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) interest expense, (ii) depreciation expense, (iii) amortization expense, and (iv) income tax expense; provided that, in the event the Company or any Subsidiary shall acquire greater than 50% of the Voting Stock of a Person which was not previously a Subsidiary or owned by the Company (a "Non-Affiliate"), or acquire all or substantially all of the assets of a Non-Affiliate, in either case, through a single transaction or a series of related transactions, then the historical financial results of such Non-Affiliate (without any adjustment for cost savings or other synergies) shall be included in the calculation of EBITDA for such period as through such acquisition had been consummated immediately prior to the beginning of such period.

               "Intangible Assets" shall mean, as of any time of determination thereof, the intangible assets of the Company and its Subsidiaries determined on a consolidated basis, including, without limitation, goodwill, trademarks, trade names, patents, deferred charges and any write-up of the value of any assets after January 1, 1994.

               "Tangible Capitalization" shall mean, as of any time of determination thereof, the sum of Consolidated Debt and Consolidated Tangible Net Worth.

               "Total Capitalization" shall mean, as of any time of determination thereof, the sum of Consolidated Debt plus Consolidated Net Worth.

          1.8 Notwithstanding anything to the contrary in the Agreement and solely for purposes of determining the Yield-Maintenance Amount for the Series D Notes and any later Series of Private Shelf Notes issued after the date hereof, the phrase "0.50% over" shall be deemed inserted into the definition of "Reinvestment Yield" which appears in paragraph 10A of the Agreement immediately after the phrase "the yield to maturity implied by
     (i)" and before the immediately following phrase "the yields reported, as of 10:00 A.M.".

          1.9 The Information Schedule attached to the Agreement is hereby deleted in its entirety and the Information Schedule attached to this letter is hereby substituted therefor.

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Banta Corporation
June 16, 2000
Page 6



     SECTION 2. Representation and Warranty. The Company hereby represents and warrants that no Default or Event of Default exists under the Agreement as of the date hereof after giving effect to this Amendment.

     SECTION 3. Conditions Precedent. This letter shall be deemed effective as of May 17, 2000 upon (i) the return on or before June 16, 2000 by the Company to Prudential of a counterpart hereof duly executed by the Company and Prudential, and (ii) the payment of a $75,000 non-refundable structuring fee to The Prudential Insurance Company of America which is due in connection with the issuance of the Series D Notes. Upon execution hereof by the Company, this letter should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Wiley S. Adams.

     SECTION 4. Reference to and Effect on Agreement. Upon the effective-ness of this letter, each reference to the Agreement in any other document, instrument or agreement shall mean and be a reference to the Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

             The remainder of this page is intentionally left blank.


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Banta Corporation
June 16, 2000
Page 7


     SECTION 6. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

                                       Very truly yours,


                                       THE PRUDENTIAL INSURANCE
                                       COMPANY OF AMERICA


                                       By:
                                           --------------------------------
                                                Vice President


                                       PRUCO LIFE INSURANCE COMPANY


                                       By:
                                           --------------------------------
                                                 Vice President


                                       U.S. PRIVATE PLACEMENT FUND

                                       By: Prudential Private Placement
                                           Investors, L.P., Investment Advisor

                                       By: Prudential Private Placement
                                           Investors, Inc., its General Partner

                                       By:
                                           --------------------------------
                                                 Vice President

Agreed and accepted:

BANTA CORPORATION

By:________________________

Title:_____________________